                                                                     EXHIBIT 2.1

================================================================================




                            PLAN OF REORGANIZATION

                                      OF

                                 JOHN HANCOCK

                         MUTUAL LIFE INSURANCE COMPANY



                             Under Section 19E of
                        Chapter 175 of the General Laws
                     of the Commonwealth of Massachusetts








                          Dated as of August 31, 1999




================================================================================

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I:     DEFINITIONS.............................................................................   1
                                                                                                          -

ARTICLE II:    PURPOSE OF REORGANIZATION...............................................................   5
                                                                                                          -

ARTICLE III:   APPROVAL BY THE COMMISSIONER............................................................   6
                                                                                                          -
   3.1   Commissioner's Hearing........................................................................   6
                                                                                                          -
   3.2   Notice of Hearing.............................................................................   7
                                                                                                          -

ARTICLE IV:    APPROVAL BY POLICYHOLDERS...............................................................   7
                                                                                                          -
   4.1   Policyholder Vote.............................................................................   7
                                                                                                          -
   4.2   Notice of Vote................................................................................   8
                                                                                                          -

ARTICLE V:     THE REORGANIZATION......................................................................   8
                                                                                                          -
   5.1   Effect of Reorganization on Holding Company...................................................   8
                                                                                                          -
   5.2   Effectiveness of Plan.........................................................................   9
                                                                                                          -
   5.3   Tax Considerations............................................................................  11
                                                                                                         --

ARTICLE VI:    POLICIES................................................................................  12
                                                                                                         --
   6.1   Policies......................................................................................  12
                                                                                                         --
   6.2   Determination of Ownership....................................................................  13
                                                                                                         --
   6.3   In Force......................................................................................  14
                                                                                                         --
   6.4   Certain Group Policies and Contracts..........................................................  15
                                                                                                         --

ARTICLE VII:   ALLOCATION OF POLICYHOLDER CONSIDERATION................................................  15
                                                                                                         --
   7.1   Allocation of Allocable Shares................................................................  15
                                                                                                         --
   7.2   Allocation of Aggregate Variable Component....................................................  16
                                                                                                         --
   7.3   Distribution of Consideration.................................................................  17
                                                                                                         --
   7.4   ERISA Plans...................................................................................  20
                                                                                                         --

ARTICLE VIII:  CLOSED BLOCK............................................................................  21
                                                                                                         --
   8.1   Establishment of the Closed Block.............................................................  21
                                                                                                         --
   8.2   Operation of the Closed Block.................................................................  21
                                                                                                         --
   8.3   Guaranteed Benefits...........................................................................  28
                                                                                                         --
   8.4   Accounting....................................................................................  28
                                                                                                         --
   8.5   Policies Not Included in the Closed Block.....................................................  28
                                                                                                         --

ARTICLE IX:    ADDITIONAL PROVISIONS...................................................................  28
                                                                                                         --

   9.1   Continuation of Corporate Existence; Company Name.............................................  28
                                                                                                         --
   9.2   Restriction on Acquisition of Securities by Officers and Directors............................  28
                                                                                                         --
   9.3   Compensation of Officers, Directors and Employees.............................................  30
                                                                                                         --
   9.4   General Restriction on Acquisition of Securities..............................................  30
                                                                                                         --
   9.5   Authority to Remedy Errors....................................................................  30
                                                                                                         --
   9.6   Adjustment of Share Numbers...................................................................  31
                                                                                                         --
   9.7   No Preemptive Rights..........................................................................  31
                                                                                                         --
   9.8   Notices.......................................................................................  31
                                                                                                         --
   9.9   Amendment or Withdrawal of Plan...............................................................  31
                                                                                                         --
   9.10  Corrections...................................................................................  32
                                                                                                         --
   9.11  Costs and Expenses............................................................................  32
                                                                                                         --
   9.12  Governing Law.................................................................................  32

Exhibits to the Plan:

EXHIBIT A - Form of Restated Certificate of Incorporation of the Holding Company EXHIBIT B - Form of By-Laws of the Holding Company
EXHIBIT C - Form of Restated Articles of Organization of the Company
EXHIBIT D - Form of Restatement and Amendment of By-Laws of the Company
EXHIBIT E - Actuarial Contribution Memorandum
EXHIBIT F - Closed Block Memorandum

                            PLAN OF REORGANIZATION
                                      OF
                                 JOHN HANCOCK
                         MUTUAL LIFE INSURANCE COMPANY

                             Under Section 19E of
                        Chapter 175 of the General Laws
                     of the Commonwealth of Massachusetts

          This Plan of Reorganization, which has been adopted by the Board of Directors (the "Board") of John Hancock Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (the "Company"), at a meeting duly called and held at the offices of the Company on August 31, 1999 (the "Adoption Date"), provides for the conversion of the Company from a mutual life insurance company into a stock life insurance company in accordance with the requirements of Section 19E of Chapter 175 of the General Laws of the Commonwealth of Massachusetts, as amended.


                            ARTICLE I:  DEFINITIONS

          As used in the Plan of Reorganization the following terms have the following meanings:

          "Actuarial Contribution" means, with respect to a particular Policy, the contribution that such Policy has made to the Company's statutory surplus and asset valuation reserve, plus the contribution that such Policy is expected to make in the future.

          "Actuarial Contribution Date" means December 31, 1998.

          "Actuarial Contribution Memorandum" has the meaning specified in
Section 7.1(b).

          "Adoption Date" has the meaning specified in the first paragraph hereof.

          "Aggregate Variable Component" has the meaning specified in Section 7.1(b).

          "Allocable Shares" means 300 million shares of Common Stock, to be allocated as described in Article VII, subject to Section 9.6.

          "Annual Statement" shall have the meaning specified in Section 8.2(b)(i).

          "Blackout Period" means any period of restriction on trading in the Common Stock related to earnings announcements or other material developments and imposed by the Holding Company on Officers or certain groups of Officers pursuant to federal securities law.

          "Board" has the meaning specified in the first paragraph hereof.

          "Chapter 175" means Chapter 175 of the General Laws of the Commonwealth of Massachusetts.

          "Class Action Settlement" means the Stipulation of Settlement, as amended to the date hereof, approved by the United States District Court for the District of Massachusetts of the class action lawsuit entitled Duhaime et al. v.
                                                               -----------------
John Hancock Mutual Life Insurance Company et al. originally filed in the United
-------------------------------------------------
States District Court for the Middle District of Florida in Tampa, Florida in September, 1995.

          "Closed Block" has the meaning specified in Section 8.1(a).

          "Closed Block Assets" has the meaning specified in Section 8.1(b).

          "Closed Block Business" generally means individual or joint traditional whole life insurance Policies that are currently paying or are expected to pay Policy dividends and individual term life insurance Policies and only to the extent such Policies are In Force on the Effective Date. Closed Block Business also includes any such Policy which (x) is In Force on the
                                                    -
Effective Date pursuant to a participating nonforfeiture provision, (y) is In
                                                                     -
Force on the Closed Block Funding Date as a premium paying Policy, and remains In Force on the Effective Date pursuant to a non-participating nonforfeiture provision, or (z) is issued before the Effective Date and is reinstated after
               -
the Effective Date pursuant to the Company's normal administrative practices.

          "Closed Block Funding Date" has the meaning specified in Section
8.1(b).

          "Closed Block Memorandum" has the meaning specified in Section 8.1(a).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commissioner" means the Commissioner of Insurance of the Commonwealth of Massachusetts, or such other governmental officer, body or authority as becomes the primary regulator of the Company's insurance business under applicable Massachusetts law.

          "Common Stock" means the shares of common stock, par value $.01 per share, of the Holding Company.

          "Company" has the meaning specified in the first paragraph hereof.

          "Company Trust" means any trust (other than the Excess Loss Insurance Trust or the Signature Group Program Insurance Trust) established by the Company for its own administrative convenience in its capacity as an insurer.

          "Director" shall mean any member of the Board or of the board of directors of the Holding Company.

          "Effective Date" has the meaning specified in Section 5.2(a).

          "Eligible Policy" means a Voting Policy which is In Force on both the Statement Date and the Adoption Date, other than any Policy that on either of such dates has been continued under a nonforfeiture benefit as reduced paid-up insurance or as extended term insurance on the records of the Company and is not eligible to participate in the annual divisible surplus of the Company in that status.

          "Eligible Policyholder" means a Person (or, collectively, the Persons) whose name appears on the Effective Date on the Company's records as the Owner of one or more Eligible Policies.

          "Equity Share" has the meaning specified in Section 7.2(a)(ii).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Executive Officer" means any "executive officer" (within the meaning of Rule 3b-7 under the Exchange Act) of the Holding Company from time to time, whether such person is an officer of the Holding Company or one of its subsidiaries. For a period of one year after the Effective Date, the individuals identified as executive officers in the Holding Company's registration statement under the Securities Act of 1933, as amended, relating to the IPO shall be considered Executive Officers regardless of any change in title or duties, provided that such individuals are in the employ of the Holding Company or any of its subsidiaries.

          "Fixed Income Investments" has the meaning specified in Section 8.2(b)(i).

          "Funding Agreement" means an agreement which authorizes the Company to accept and accumulate funds for the purpose of making one or more payments at future dates and which does not contain or provide for any voting rights or for mortality or morbidity contingencies.

          "Hearing Officer" has the meaning specified in Section 3.1(b).

          "Holding Company" means John Hancock Financial Services, Inc., a corporation organized under the laws of the State of Delaware.

          "In Force" has the meaning specified in Section 6.3.

          "IPO" means the initial public offering by the Holding Company of shares of Common Stock.

          "IPO Stock Price" means the price per share to the public at which Common Stock is sold in the IPO.

          "Membership Interest" means, as of the Effective Date, all the rights or interests in respect of each insurance policy and annuity contract of the Company including, but not limited to, any right to vote and any rights which may exist with regard to the surplus of the Company not apportioned or declared prior to the Effective Date by the Board for policyholder dividends, including any such rights in liquidation or reorganization of the Company, but shall not include any other benefits, values, guarantees, dividend rights or other rights expressly conferred by an insurance policy or annuity contract.

          "Moody's" has the meaning specified in Section 8.2(b)(iv).

          "NAIC" means the National Association of Insurance Commissioners.

          "Officer" means a person elected as an officer of the Company or the Holding Company, as the case may be, by the Board or the board of directors of the Holding Company.

          "Owner" means, with respect to any Policy, the Person or Persons specified or determined pursuant to Section 6.2 or 6.4.

          "Participating Policy" means a Policy under which there is eligibility to participate in the divisible surplus of the Company.

          "Person" means an individual, corporation, joint venture, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A Person who is the Owner of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be
                              - -
deemed to be a separate Person in each such capacity.

          "Plan of Reorganization" means this Plan of Reorganization (including all Schedules and Exhibits hereto), as it may be amended from time to time in accordance with Section 9.9.

          "Policy" has the meaning specified in Section 6.1.

          "Policy Credit" means (i) for an individual or joint participating
                                 -
whole life insurance Policy, the crediting of paid-up additions which will increase the cash value and death benefit of the Policy, and (ii) for all other
                                                              --
individual or joint life Policies and annuities, (x) if the Policy or contract
                                                  -
has a defined account value, an increase in the account value, or, (y) if the
                                                                    -
Policy or contract does not have a defined account value, the crediting of dividends left on deposit under the Policy or contract.

          "Section 19E" means Section 19E of Chapter 175, as amended and in effect on the Adoption Date.

          "State" means any state, territory or insular possession of the United States of America and the District of Columbia.

          "Statement Date" means the December 31 immediately preceding the Effective Date.

          "Variable Component Policy" means an Eligible Policy that is a Participating Policy.

          "Voting Policy" means a Policy under which there is a right to vote.

          "Voting Policyholder" has the meaning specified in Section 4.1(a).


                    ARTICLE II:  PURPOSE OF REORGANIZATION

          The principal purposes of the reorganization are to demutualize the Company so that, as a stock insurance subsidiary of the Holding Company, it can improve its access to the capital markets and raise capital to permit the Company and the Holding

Company to grow their existing business and develop new business opportunities in the insurance and financial services industries. Growth will enable the Company to reduce its unit expenses through economies of scale. This growth will be facilitated by the Company's ability to acquire other companies using its own stock as acquisition currency. Additionally, access to capital markets will enable the Company to invest in new technology, improved customer service, new products and channels of distribution. The Company will also obtain more financial flexibility with which to maintain its ratings and financial stability and be able to better attract, retain and provide incentives to management in a fashion consistent with other stock life insurance companies.

          In addition, the reorganization of the Company pursuant to the Plan of Reorganization will provide Eligible Policyholders with shares of Common Stock, cash or Policy Credits in exchange for their otherwise illiquid Policyholders' Membership Interests. Thus, Eligible Policyholders will realize economic value from their Membership Interests that is otherwise currently unavailable to them. However the demutualization will not in any way reduce the benefits, values, guarantees or dividend eligibility of existing Policies or contracts issued by the Company.

          As part of the reorganization, the Holding Company will be established and will become the stock holding company for the Company and its subsidiaries. Therefore, after the reorganization, the Company, as a stock insurer that is a subsidiary of the Holding Company, will have access through the Holding Company to the capital markets, enabling the Company to obtain capital from a variety of sources.

          Management believes that this holding company structure provides several benefits to the Company. This structure affords increased flexibility in raising additional capital in the form of debt and equity financings and in pursuing growth in the Company's current and future insurance and non-insurance businesses. The new organization will benefit from increased flexibility in allocating capital and resources among the various subsidiaries and affiliates of the Company.


                  ARTICLE III:  APPROVAL BY THE COMMISSIONER

          3.1 Commissioner's Hearing. (a) This Plan of Reorganization is subject to the approval of the Commissioner after a hearing thereon (the "Hearing").

          (b) The Commissioner or a Hearing Officer or Officers designated by her shall preside at the Hearing. The Company, its directors, officers, employees and policyholders shall have the right to appear and be heard at the Hearing, including the right to offer oral and written statements, subject to such reasonable limitations and procedures as may be established by the Commissioner or the Hearing Officer or Officers, as the case may be.

          3.2 Notice of Hearing. (a) Notice by the Commissioner of such Hearing shall be mailed or delivered on her behalf by the Company at the Company's expense at least 30 days prior to the Hearing to all Persons entitled to appear at the Hearing, except in instances where mailing of notice is not feasible as determined by the Commissioner.

          (b) Such notice of Hearing shall be accompanied or preceded by information relevant to the Hearing, including a summary of the Plan of Reorganization and other explanatory information, all of which shall be in a form satisfactory to the Commissioner.

          (c) The Company shall give notice of such Hearing by publication once in each of The Boston Globe, The Worcester Telegram & Gazette, The Springfield Union-News, The Berkshire Eagle, The New York Times (National Edition) and USA Today (National Edition) and by posting on the Company's website. Such newspaper publications and Company website posting shall not be less than 30 days before the Hearing, and shall be in a form satisfactory to the Commissioner.


                    ARTICLE IV:  APPROVAL BY POLICYHOLDERS

          4.1 Policyholder Vote. (a) The Company shall hold a special meeting of policyholders in accordance with its bylaws (the "Special Meeting"). At such Special Meeting, any Person who is (or, collectively, Persons who are) the Owner on the Adoption Date of one or more Voting Policies then In Force ("Voting Policyholder") shall be entitled to vote on the proposal to approve the Plan of Reorganization.

          (b) This Plan of Reorganization is subject to the approval of not less than two-thirds of the votes of the Voting Policyholders voting thereon in person, by proxy or by mail at the Special Meeting.

          (c) Based upon the Company's records of the Owners on the Adoption Date of Voting Policies In Force on the Adoption Date, each Voting Policyholder shall be entitled to the number of votes equal to (i) for each life or endowment
                                                   -
insurance policy, one vote and (except for variable policies) one additional vote for each $5,000 of insurance in excess of the first $5,000 of insurance,

(ii) for each annuity or pure endowment contract, one vote and (except for
 --
variable annuity contracts) one additional vote for each $150 of annual annuity income in excess of the first $150 of annual annuity income, (iii) for each
                                                              ---
health insurance or disability insurance policy, one vote and (iv) for
                                                               --
each group policy, one vote; provided that in no case may any Voting
                             --------
Policyholder, in person, by proxy or by mail, cast more than twenty votes.

          4.2 Notice of Vote. (a) The Company shall mail notice of the Special Meeting to Voting Policyholders as provided herein. Such notice of Special Meeting may be mailed together with the Notice of Hearing pursuant to Section
3.2 of this Plan of Reorganization. The notice shall set forth the reasons for the ballot vote and the time and place of the Special Meeting, and shall enclose one ballot for each Voting Policyholder. Such notice and ballot shall be mailed to the address of each Voting Policyholder as it appears on the records of the Company, except in instances where mailing of notice is not feasible as determined by the Commissioner. Such mailing shall be made at least 30 days prior to the Special Meeting and shall be in a form satisfactory to the Commissioner. Such notice period for the Special Meeting may run concurrently with the notice period for the Hearing provided for in Section 3.2.

          (b) Such notice of Special Meeting shall be accompanied or preceded by information relevant to the Special Meeting, including a summary of the Plan of Reorganization and other explanatory information, all of which shall be in a form satisfactory to the Commissioner. With the approval of the Commissioner, the Company may also provide supplemental information to Voting Policyholders relevant to the Special Meeting.

          (c) The Company shall give notice of such Special Meeting by publication once in each of The Boston Globe, The Worcester Telegram & Gazette, The Springfield Union-News, The Berkshire Eagle, The New York Times (National Edition) and USA Today (National Edition) and by posting on the Company's website. Such newspaper publications and Company website posting shall be made in accordance with the provisions of the Company's Bylaws and shall be not less than 30 days before the Special Meeting, and shall be in a form satisfactory to the Commissioner.


                        ARTICLE V:  THE REORGANIZATION

          5.1 Effect of Reorganization on Holding Company. On the Adoption Date, the Holding Company is a wholly-owned subsidiary of the Company. The forms of the certificate of incorporation and by-laws of the Holding Company as shall be in effect on the Effective Date are set forth as Exhibits A and B, respectively. Upon the effectiveness of the Plan of Reorganization, the Company shall become a wholly-owned subsidiary of the Holding Company as a result of the transactions contemplated by this Plan of Reorganization.

          5.2 Effectiveness of Plan. (a) The effective date of the Plan of Reorganization (the "Effective Date") shall be the date on which the closing of the IPO occurs, which shall be a date occurring after the approval by the Commissioner and the Voting Policyholders of this Plan of Reorganization but on or before December 31, 2000, provided that the Commissioner may, if requested by
                             --------
the Company, defer such latest possible Effective Date for a period of up to six months. The Commissioner's consideration of any such deferral shall be deemed to be related to this Plan of Reorganization and any such deferral shall be subject to such terms and conditions as may be required by the Commissioner at the time of such deferral. The Plan of Reorganization shall be deemed to have become effective at 12:01 a.m., Eastern Time, on the Effective Date.

          (b)   Upon the effectiveness of the Plan of Reorganization:

          (i) the Company shall become a stock life insurance company by operation of Section 19E; and

          (ii) all Membership Interests shall be extinguished and Eligible Policyholders shall be entitled to receive in exchange therefor shares of Common Stock, cash or Policy Credits in accordance with Article VII and subject to Section 9.6.

          (c)   On the Effective Date:

          (i) the Company shall file with the Secretary of State of the Commonwealth of Massachusetts the Company's amended and restated charter, substantially in the form set forth in Exhibit C and bearing an endorsement of approval and certified by the Commissioner pursuant to Section 50B of Chapter 175, and the Company's amended and restated by-laws, substantially in the form set forth in Exhibit D, shall take effect;

          (ii) the Company shall issue to the Holding Company shares of its common stock for consideration in an amount at least adequate to satisfy the requirements of Section 5.2(h) and any applicable requirements as to minimum paid-in capital stock and net cash surplus of each state where the Company is licensed;

          (iii) the Company shall surrender to the Holding Company, and the Holding Company shall cancel, for no consideration, all of the Common Stock previously issued by the Holding Company to the Company and held by the Company immediately prior to the Effective Date; and

          (iv) the Holding Company shall sell shares of Common Stock in the IPO for cash.

          (d) On each occasion on which the Holding Company receives any Net Cash Proceeds (as defined below), the Holding Company shall, not later than one business day after its receipt of such Net Cash Proceeds, contribute to the Company all of the Net Cash Proceeds so received; provided, however, that, subject to the next sentence, the Holding Company may retain, in the aggregate, an amount of Net Cash Proceeds equal to a working capital allowance of $50 million plus an amount determined by the Holding Company to be reasonably necessary to provide for regular cash dividends to stockholders in the year following the Effective Date. On the business day following the 30th calendar day after the Effective Date, the Holding Company shall, except as otherwise approved by the Commissioner, contribute to the Company any portion of the Net Cash Proceeds retained by the Holding Company pursuant to the preceding sentence that exceeds the Holding Company Permitted Amount (as defined below). For purposes of this Section 5.2(d), the "Net Cash Proceeds" means proceeds of the IPO received by the Holding Company (including any proceeds received pursuant to exercise of an underwriter over-allotment option) plus proceeds of any other transaction received by the Holding Company as described in Section 5.2(g) that occurs on or prior to the 30th calendar day after the Effective Date, net of all offering expenses and other transaction expenses of the Holding Company. The "Holding Company Permitted Amount" means one-half of the amount by which (i) the total Net Cash Proceeds, as estimated by the Holding Company on the 30th day after the Effective Date, exceeds (ii) the IPO Stock Price multiplied by the total number of Allocable Shares that could be converted to cash or policy credits by the Company under Section 7.3(d) by application of the Net Cash Proceeds contributed by the Holding Company to the Company pursuant to the first sentence of this paragraph (to be determined assuming no additional contribution would be required by the second sentence of this paragraph).

          (e) After the Effective Date, the Holding Company shall issue shares of Common Stock to Eligible Policyholders pursuant to Section 7.3(c) and the Company shall pay cash or credit cash or Policy Credits to Eligible Policyholders pursuant to Section 7.3(b), subject in each case to Section 9.6.

          (f) The Holding Company shall arrange for the listing of the Common Stock on a national securities exchange and shall use its reasonable efforts to maintain such listing for so long as the Holding Company is a publicly-traded company. Except as provided in Section 7.3(f), neither the Company nor the Holding Company shall have any obligation to provide a procedure for the sale of shares of Common Stock.

          (g) In addition to the IPO, the Holding Company may also raise capital through one or more of the following: (1) a private placement or public
                                                -
offering of debt, preferred stock, or a combination thereof on or prior to the Effective Date, or (2) bank borrowings on or prior to the Effective Date. The
                    -
capital to be raised shall be in such amounts as the Board of Directors of the Holding Company shall determine.

          (h) Upon the completion of the transactions occurring on the Effective Date, the Company's paid-in capital stock and net cash surplus shall be equal to an amount not less than the minimum paid-in capital stock and the net cash surplus required of a new domestic stock insurer upon initial authorization to transact like kinds of insurance.

          5.3 Tax Considerations. The Plan of Reorganization shall not become effective unless, on or prior to the Effective Date, the Company shall have received an opinion of nationally recognized independent tax counsel substantially to the effect that:

          (a) Policies issued by the Company prior to the Effective Date will not be deemed newly issued, issued in exchange for existing policies or newly purchased for any material federal income tax purpose as a result of the reorganization of the Company pursuant to the Plan of Reorganization;

          (b) with respect to any Policy issued by the Company prior to the Effective Date that is part of a tax-qualified retirement funding arrangement described in Section 403(b) or 408 of the Code, the consummation of the Plan of Reorganization, including the crediting of consideration in the form of Policy Credits to such Policy pursuant to Section 7.3, will not result in any transaction that:

                    (i) constitutes a distribution to the employee or beneficiary of the arrangement under Section 72 or 403(b)(11) of the Code, or a designated distribution that is subject to withholding under Section 3405(e)(1)(A) of the Code,

                    (ii) disqualifies an individual retirement annuity policy under Section 408(e) of the Code or gives rise to a prohibited transaction under Section 4975 of the Code between the individual retirement annuity and the individual for whose benefit it is established, or his or her beneficiary,

                    (iii) requires the imposition of a penalty for a premature distribution under Section 72(t) of the Code or a penalty for excess contributions to certain qualified retirement plans under Section 4973 or 4979 of the Code, or

                    (iv) otherwise adversely affects the tax-favored status accorded such Policies under the Code or results in penalties or any other material adverse federal income tax consequences to the holders of such Policies under the Code;

          (c)  Eligible Policyholders receiving solely Common Stock pursuant to
Section 7.3 will not recognize gain or loss for federal income tax purposes as a result of the consummation of the Plan of Reorganization; and

          (d) the summary of the principal income tax consequences to Eligible Policyholders of their receipt of consideration pursuant to Section 7.3, set forth in the information provided to Voting Policyholders pursuant to Section 4.2(b), to the extent it describes matters of law or legal conclusions, is, subject to the limitations and assumptions set forth therein, an accurate summary of the material federal income tax consequences to eligible policyholders of the consummation of the Plan under the federal income tax law and remains accurate under the applicable federal income tax law and other relevant authorities in effect as of the Effective Date, except for any developments between the date thereof and the Effective Date (i) the principal
                                                              -
federal income tax consequences of which to Eligible Policyholders are, in the opinion of such counsel, accurately described in all material respects in the information provided to Voting Policyholders or (ii) that the Company has
                                                 --
determined are not materially adverse to the interests of Eligible
Policyholders.


                             ARTICLE VI:  POLICIES

          6.1 Policies. (a) For the purposes of this Plan of Reorganization, the term "Policy" means:

                    (i) except for a policy or contract described in Section 6.1(a)(ii) or (iii), each life insurance policy (including, without limitation, a pure endowment contract), annuity contract, or accident and health insurance policy (including without limitation a long term care insurance policy) authorized pursuant to paragraphs (6) and (16) of Section 47 of Chapter 175 that has been issued by the Company, including without limitation policies assumed by virtue of the issuance by the Company of assumption reinsurance certificates, provided that any supplementary contract issued to effect the annuitization of an individual deferred annuity at maturity of such annuity shall be treated with such annuity as one Policy;

                    (ii) each employer plan that participates under any of the Company's group insurance policies issued to the Excess Loss Insurance Trust or the Signature Group Program Insurance Trust; and

                    (iii) each certificate that has been issued by the Company to an insured or an annuitant, as applicable, under a group insurance policy or group annuity contract issued to a Company Trust.

          (b) The following policies and contracts shall be deemed not to be Policies for purposes of this Plan of Reorganization:

          (i) except as provided in Section 6.1(a)(i), any supplementary contract or settlement option contract;

          (ii) except as provided in Section 6.1(a)(iii), any certificate issued to an insured or an annuitant, as applicable, under a group insurance policy or group annuity contract;

          (iii) any reinsurance assumed by the Company as a reinsurer on an indemnity basis (but assumption certificates may constitute Policies if they otherwise fall within the definition of Policies in this Section 6.1); and

          (iv)  any Funding Agreement.

          6.2 Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date shall be determined on the basis of the Company's records as of such date in accordance with the following provisions:

          (a) The Owner of a Policy shall be the holder of the Policy as shown on the Company's records.

          (b) Except as specified in Section 6.4, the Owner of a Policy that is a group insurance policy or a group annuity contract shall be the Person or Persons specified in the master policy or contract as the policyholder or contract holder, unless no policyholder or contract holder is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the master policy or contract shall have been issued, as shown on the Company's records.

          (c) Notwithstanding Sections 6.2(a) and (b), the Owner of a Policy that has been assigned to another Person by an assignment of ownership thereof absolute on its face and filed with the Company, in accordance with the provisions of such Policy and the Company's rules with respect to the absolute assignment of such Policy in effect at the time of such assignment, shall be the assignee of such Policy as shown on the records of the Company. Unless an assignment satisfies the requirements specified for such an assignment in this Section 6.2(c), the determination of the Owner of a Policy shall be made without giving effect to such assignment.

          (d) Except as otherwise set forth in this Article VI, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.

          (e) In any situation not expressly covered by the foregoing provisions of this Section 6.2, the policyholder, as reflected on the records of, and as determined in good faith by, the Company, shall conclusively be presumed to be the Owner of such Policy for purposes of this Section 6.2, and the Company shall not be required to examine or consider any other facts or circumstances.

          (f) The mailing address of an Owner as of any date for purposes of the Plan of Reorganization shall be the Owner's last known address as shown on the records of the Company as of such date.

          (g) Any dispute as to the identity of the Owner of a Policy or the right to vote or receive consideration shall be resolved in accordance with the foregoing and such other procedures as may be acceptable to the Commissioner.

          6.3 In Force. (a) Except as otherwise provided in Section 6.4, a Policy shall be deemed to be in force ("In Force") as of any date if, as shown on the Company's records, (A)(i) such policy has been issued and is in effect,
                           -  -
or (ii) such Policy has not been issued but has an effective date on or before
    --
such date and the Company's administrative office has received with respect to such policy an application, complete on its face, together with all required underwriting information (including all required medical information), and payment of the full initial premium (or such lesser amount required by the Company's normal administrative procedures for coverage to become effective), provided that any policy referred to in this clause (ii) is issued as applied
--------
for, and (B) such policy has not matured by death or otherwise or been
          -
surrendered or otherwise terminated; provided that (x) a Policy shall be deemed
                                     --------       -
to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) or any extension of such grace period in accordance with the Company's normal administrative procedures, during which time the Policy is in full force for its basic benefits and (y) a Policy that has been reinstated after not being
                            -
In Force shall be deemed to be In Force commencing on the date of reinstatement of such Policy, as shown on the records of the Company, without regard to any prior period during which such Policy was In Force, unless both the termination of such Policy and its reinstatement occurred between the Adoption Date and the Statement Date, in which case such Policy shall be deemed, for purposes of this Plan of

Reorganization, to have been continuously In Force during the period between the Adoption Date and the Statement Date.

          (b) A Policy shall be deemed not to have matured by death as of any date unless notice of such death has been received by the Company on or prior to such date, as shown on the Company's records. The date of the surrender or lapse of a Policy shall be as shown on the Company's records.

          (c) In the case of any reinstated Policy deemed pursuant to this Plan of Reorganization to be a Variable Component Policy, the determination of such Policy's contribution to the Company's surplus pursuant to Article VII shall be made based on the original issue date of such Policy and without regard to any lapse and reinstatement.

          6.4 Certain Group Policies and Contracts. (a) Each employer plan that participates under any of the Company's group insurance policies issued to the Excess Loss Insurance Trust or Signature Group Program Insurance Trust shall be deemed to be an Owner of a Policy that shall be deemed to be In Force as of any date, if the coverage provided to such employer plan through such trust is in effect as of such date, as shown on the Company's records. Such employer plan, and not the trustee of any such trust established by the Company, shall be a Voting Policyholder, an Eligible Policyholder or an Owner, as applicable. For the purposes of this Section 6.4(a), "employer plan" shall mean a plan pursuant to which either an employer or a trust sponsored by an employer has contracted to obtain coverage through the Excess Loss Insurance Trust or the Signature Group Program Insurance Trust.

          (b) Each holder of a certificate issued to an insured or an annuitant, as applicable, under a group insurance policy or group annuity contract issued to a Company Trust shall be deemed to be an Owner of a Policy, and such certificate holder, and not the trustee of any such Company Trust shall be deemed a Voting Policyholder, an Eligible Policyholder or an Owner, as applicable.


            ARTICLE VII:  ALLOCATION OF POLICYHOLDER CONSIDERATION

          7.1 Allocation of Allocable Shares. (a) The consideration to be given to Eligible Policyholders in exchange for the Membership Interests shall be shares of Common Stock, cash or Policy Credits. Solely for purposes of calculating the amount of such consideration, each Eligible Policyholder will be allocated (but not necessarily issued) shares of Common Stock in accordance with this Article VII.

          (b) Each Eligible Policyholder shall be paid or credited consideration based on the allocation to such Eligible Policyholder of a number of shares of Common Stock equal to the sum of:

          (i) a fixed component of consideration equal to 17 shares of Common Stock (subject to proportional adjustment as provided in Section 9.6) for each Eligible Policy of which such Eligible Policyholder is the Owner on the Effective Date, and

          (ii) if applicable, a variable component of consideration equal to the portion, if any, of the Aggregate Variable Component allocated in respect of each Variable Component Policy of which such Eligible Policyholder is the Owner on the Effective Date.

The Allocable Shares shall be allocated first to provide for the number of shares required for the aggregate fixed component of consideration allocable in respect of all Eligible Policies, and the remainder of the Allocable Shares shall constitute the aggregate variable component of consideration (the "Aggregate Variable Component"). The Aggregate Variable Component shall be allocated in respect of the Variable Component Policies in accordance with the principles set forth in Section 7.2 and the calculation of actuarial contribution described in the Actuarial Contribution Memorandum (the "Actuarial Contribution Memorandum") attached as Exhibit E.

          (c) Notwithstanding any other provision of this Section 7.1, no consideration shall be allocated or paid in respect of any Policy issued to any Officer or Director that was not In Force on or before May 10, 1998.

          7.2 Allocation of Aggregate Variable Component. (a) The Aggregate Variable Component shall be allocated to Eligible Policyholders in respect of their Variable Component Policies as follows:

          (i) Such allocation shall be made by multiplying an Equity Share (defined below) for each Variable Component Policy by the number of shares of Common Stock constituting the Aggregate Variable Component and, for each Variable Component Policy, rounding such result to the nearest integral number of shares (with one-half being rounded upward). Because of such rounding, the aggregate of Eligible Policyholders' variable components will not necessarily be equal to the Aggregate Variable Component.

          (ii) The Equity Share for each Variable Component Policy shall be equal to the ratio of Actuarial Contribution for such Variable Component Policy to the sum of all Actuarial Contributions of all Variable Component Policies.

          (iii) The Company shall make reasonable determinations of the dollar amount of Actuarial Contribution, which shall be zero or a positive number, for each Variable Component Policy, according to the principles and methodologies set forth in detail in the Actuarial Contribution Memorandum.

          (iv) Each such Actuarial Contribution shall be determined on the basis of the Company's records as of the Actuarial Contribution Date, unless such Variable Component Policy shall have been issued after the Actuarial Contribution Date, in which case the Actuarial Contribution for such Variable Component Policy shall be as determined by the Company in accordance with the Actuarial Contribution Memorandum.

          (b) All allocations and calculations pursuant to this Section 7.2 shall be made without regard to any Policy issued to any Officer or Director that was not In Force on or before May 10, 1998.

          7.3 Distribution of Consideration. (a) The Company shall pay or credit cash or Policy Credits (in an amount determined pursuant to Section 7.3(b)) to each Eligible Policyholder based on the number of shares of Common Stock allocated to such Eligible Policyholder, or the Holding Company shall issue a number of shares of Common Stock equal to the number of such shares allocated to such Eligible Policyholder, as provided in this Article VII as follows:

          (i) Policy Credits to the extent shares of Common Stock are allocable with respect to a Policy that is an individual retirement annuity contract within the meaning of Section 408(b) of the Code or a tax sheltered annuity contract within the meaning of Section 403(b) of the Code;

          (ii) Policy Credits to the extent shares of Common Stock are allocable with respect to a Policy that is an individual annuity contract that has been issued pursuant to a plan qualified under Section 401(a) of the Code directly to the plan participant;

          (iii) Policy Credits to the extent that shares of Common Stock are allocable with respect to a Policy that is an individual life insurance policy that has been issued pursuant to a plan qualified under Section 401(a) of the Code directly to the plan participant;

          (iv) cash to the extent that shares of Common Stock are allocable to an Eligible Policyholder of a Policy where such Eligible Policyholder's address for mailing purposes as shown on the records of the Company is an address at which mail is undeliverable or deemed to be undeliverable in accordance with guidelines approved by the Commissioner, unless the Policy is one of the types described in clauses (i) through (iii) of this Section 7.3(a);

          (v) cash to the extent that shares of Common Stock are allocable with respect to a Policy and such Policy is known to the Company to be subject to a creditor lien (other than a policy loan made by the Company) or bankruptcy proceeding, unless the Policy is one of the types described in clauses (i) through (iii) of this Section 7.3(a);

          (vi) cash to the extent that shares of Common Stock are allocable to an Eligible Policyholder whose address for mailing purposes as shown on the records of the Company is located outside the States of the United States of America, unless the Policy is one of the types described in clauses (i) through (iii) of this Section 7.3(a);

          (vii) except as otherwise provided in clauses (i) through (vi) of this Section 7.3(a), Common Stock if such Eligible Policyholder has affirmatively elected, on a form provided to such Eligible Policyholder that has been properly completed and received by the Company on or prior to the date of the Special Meeting referred to in Section 4.1, a preference to receive Common Stock;

          (viii) except as provided in clauses (i) through (vii) of this
     Section 7.3(a), and subject to Section 7.3(d), cash;

          (ix) Common Stock to the extent funds available, after the payment and crediting of cash and Policy Credits pursuant to clauses (i) through
     (vi) of this Section 7.3(a), are inadequate to pay cash to all Eligible Policyholders described in clause (viii) of this Section 7.3(a) who have not indicated a preference to receive Common Stock.

          (b) If consideration is to be paid or credited to an Eligible Policyholder in cash or Policy Credits, as the case may be, pursuant to the Plan of Reorganization, the amount of such consideration shall be equal to the number of shares of Common Stock allocable to such Eligible Policyholder as provided in this Article VII multiplied by the greater of the IPO Stock Price, or the average of the closing price of the Common Stock on the primary exchange where such Common Stock is listed for the first twenty days during which it is traded, provided that the amount of such consideration shall in no event
--------
exceed the number of shares of Common Stock allocable to such Eligible Policyholder as provided in this Article VII multiplied by 120% of the IPO Stock Price. The Company shall use reasonable efforts to make payment of such consideration within seven weeks after the Effective Date, net of any applicable withholding tax, by check, or by the crediting of a Policy Credit or cash, as the case may be.

          (c) The Holding Company shall use reasonable efforts to issue within seven weeks after the Effective Date to each Eligible Policyholder the shares of Common Stock allocated to such Eligible Policyholder for which such Eligible Policyholder will not receive consideration from the Company in the form of cash or Policy Credits. Such shares of Common Stock may be issued in book-entry form as uncertificated shares, except that stock certificates will be issued to any Eligible Policyholder who requests stock certificates representing his or her shares. An appropriate notice shall be sent to each Eligible Policyholder to whom uncertificated shares of Common Stock are issued.

          (d) Subject to the provisions of the following sentence, the total amount of funds available to be distributed in cash or credited as cash or Policy Credits to Eligible Policyholders described in clauses (i) through (vi) and clause (viii) of Section 7.3(a) shall be equal to the amount of cash proceeds contributed by the Holding Company to the Company pursuant to Section 5.2(d) less the amount of expenses of the Company resulting from the transactions contemplated by this Plan of Reorganization. If the amount available to be paid by the Company to such Eligible Policyholders as determined under the preceding sentence is inadequate, after the payment and crediting of cash and Policy Credits pursuant to clauses (i) through (vi) of Section 7.3(a), to pay cash to all the Eligible Policyholders referenced in Section 7.3(a)(viii), the amount available shall be distributed by the Company to such Eligible Policyholders in accordance with the number of shares of Common Stock allocated, beginning with the Eligible Policyholders allocated no more than the number of shares of Common Stock constituting the fixed component of consideration and continuing to the highest level of share allocation possible at which cash preferences can be completely satisfied using such amount of available funds, provided that the Company, if it deems it prudent to do so, shall also, subject to the approval of the Commissioner, distribute cash to the next higher level of share allocation by drawing as necessary upon other funds of the Company to complete such distribution with respect to such level. Under no circumstances shall such payments be made to Eligible Policyholders referenced in Section 7.3(a)(viii) unless such available amounts are at least adequate to pay cash to all such Eligible Policyholders allocated no more than the number of shares constituting the fixed component of consideration. Any funds remaining after all such payments shall be retained by the Company for general corporate purposes.

          (e) In the event that more than one Person constitutes a single Owner of a Policy, consideration allocated pursuant to this Article VII shall be distributed jointly to such Persons.

          (f) Subject to any applicable requirements of federal or state securities law, the Holding Company shall establish a commission-free sales program which shall begin no sooner than the first business day after the six-month anniversary of the Effective Date and no later than the first business day after the twelve-month anniversary of the Effective Date and shall continue in either case for 90 days (and, with the approval of the Commissioner, may be extended if the Board of Directors of the Holding Company determines such extension to be appropriate and in the best interest of the Holding Company and its stockholders). Pursuant to such sales program, each Eligible Policyholder or other shareholder who holds 99 or fewer shares of Common Stock shall have the opportunity to sell at prevailing market prices all, but not less than all, the shares of Common Stock owned by such shareholder, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. The Company shall concurrently offer each shareholder entitled to participate in the commission-free sales program the opportunity to purchase that number of shares of Common Stock necessary in order to increase such shareholder's holdings to a 100-share round lot, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. The commission-free sale and purchase arrangements described herein shall be subject to such limitations as are agreed upon between the Company and the Securities and Exchange Commission.

          7.4 ERISA Plans. (a) The Company has applied to the Department of Labor for an exemption from Section 406(a) of the Employee Retirement Income Security Act of 1974 and Section 4975 of the Code with respect to the receipt of consideration pursuant to the Plan of Reorganization by employee benefit plans subject to the provisions of such sections. Notwithstanding any other provision of the Plan of Reorganization, if such exemption is not received prior to the Effective Date, the Company, with the approval of the Commissioner, may either pay such consideration to such Eligible Policyholders or delay payment of such consideration to such Eligible Policyholders and may place such consideration in an escrow or similar arrangement subject to terms and conditions approved by the Commissioner. Any such escrow or arrangement shall provide for payment to Eligible Policyholders of such consideration not later than the third anniversary of the Effective Date and all costs and expenses of such escrow or arrangement shall be borne by the Company.

          (b) Each non-trusteed qualified pension and profit-sharing plan entitled to receive Common Stock pursuant to this Plan of Reorganization shall be entitled to direct that the Company place such Common Stock in a master trust established by the Company for such purpose. The trustee of such master trust shall be independent of the Company. Such Common Stock will remain in the master trust until a plan fiduciary instructs the trustee to either sell or distribute such Common Stock. Each such plan will be responsible for its share of the fees and expenses of the trust.

                          ARTICLE VIII:  CLOSED BLOCK

          8.1 Establishment of the Closed Block. (a) For policyholder dividend purposes only, the Closed Block Business shall be operated by the Company as a closed block of participating business for the exclusive benefit of the Policies included therein, (the "Closed Block"). As set forth in the Closed Block Memorandum attached as Exhibit F (the "Closed Block Memorandum"), assets of the Company have been allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from the Closed Block Business, is expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and certain taxes, and to provide for continuation of dividend scales payable in 1999, if the experience underlying such scales (including the portfolio interest rate) continues, and for appropriate adjustments in such scales if the experience changes.

          (b) The Closed Block Memorandum sets forth certain of the Company's assets (including cash and policy loans, investment income due and accrued, and due and deferred premiums) and the portions thereof that have been allocated to the Closed Block as of January 1, 1999 (the "Closed Block Funding Date"). The amount of the Company's assets, and the amount of additional assets, if any, to be purchased and allocated to the Closed Block pursuant to the following sentence, required to support the Closed Block as of the Closed Block Funding Date (the "Closed Block Assets") is determined as set forth in the Closed Block Memorandum. Shortly after the Effective Date, the Company shall transfer cash to, or withdraw cash from, the Closed Block to complete the funding of the Closed Block as specified in the Closed Block Memorandum.

          (c) The Company may amend the Closed Block Memorandum at any time with the approval of the Commissioner.

          8.2 Operation of the Closed Block. (a) After the Closed Block Funding Date, insurance and investment cash flows from operations of the Closed Block Business, the Closed Block Assets and, as described in the Closed Block Memorandum, all other assets acquired by or allocated to the Closed Block shall be received by or withdrawn from the Closed Block in accordance with the principles set forth in this Section 8.2(a). Closed Block investments shall be managed in good faith and with such degree of care that a reasonably prudent person or entity in a like position and familiar with such matters would use under similar circumstances.

          (i)  With respect to insurance cash flows:

                    (A) Cash premiums, cash repayments of policy loans and policy loan interest paid in cash on Closed Block Business shall be received by the Closed Block. Death, surrender and maturity benefits (including any interest allowed for delayed payment of benefits), policy loans taken in cash and dividends paid in cash shall be withdrawn from the Closed Block.

                    (B) Cash shall be withdrawn from the Closed Block in the amount of foreign, State and local premium taxes (including guaranty fund assessments and franchise taxes to the extent measured solely by premiums) and retaliatory taxes incurred on premiums received in respect of Closed Block Business. Cash payments with respect to reinsurance, not including net cash transfers under surplus relief reinsurance treaties, on Closed Block Business shall be withdrawn from or received by the Closed Block.

                    (C) Cash payments shall be received by or withdrawn from the Closed Block for foreign, federal or State taxes on or measured by income, capital or net worth in accordance with the tax sharing procedure described in the Closed Block Memorandum.

                    (D) No cash shall be withdrawn from the Closed Block with respect to expenses other than taxes, except as provided in this
          Section 8.2(a)(i) and Section 8.2(a)(ii).

                    (E) With respect to Closed Block Business issued after the Closed Block Funding Date but before the Effective Date, an amount will be paid to the Company equal to the estimated excess of the present value of premiums over the present value of benefits (including dividends) and taxes expected to be charged to the Closed Block, as of the date upon which each such Policy was issued, as set forth in the Closed Block Memorandum. Such amounts are being charged because commissions and other expenses are provided for in the premiums paid for such Policies, and the Closed Block will not otherwise be charged for such commissions and other expenses. This will establish the funding for these Policies on the same basis as those Policies In Force on the Closed Block Funding Date.

                    (F) With respect to additional benefits provided under Closed Block Business in accordance with the Class Action Settlement, shortly after such benefits are credited to Closed Block Business, the Company shall transfer to the Closed Block an amount necessary to provide for such benefits, as set forth in the Closed Block Memorandum.

                    (G) With respect to Policy Credits provided on Policies included in the Closed Block Business pursuant to Article VII, shortly after the Effective Date, the Company shall transfer to the Closed Block the amount appropriate to reflect the addition of such Policy Credits as set forth in the Closed Block Memorandum.

          (ii)  With respect to investment cash flows:

                    (A) After the Closed Block Funding Date, investment cash flows from operations of the Closed Block Business shall be received by or withdrawn from the Closed Block.

                    (B) Cash received on dispositions of investments shall be net of all reasonable and customary brokerage and other transaction expenses paid to third parties unaffiliated with the Company. With respect to any Closed Block assets that are investments in equity real estate, cash payments for reasonable and customary operating expenses and taxes paid to third parties unaffiliated with the Company shall be withdrawn from the Closed Block.

                    (C) Cash paid to third parties unaffiliated with the Company for expenses in acquiring an investment shall be withdrawn from the Closed Block.

                    (D) Investment management expenses (other than as described in the immediately preceding clauses (B) or (C)) shall not be withdrawn from or charged to the Closed Block.

          (b) (i) As of January 1, 1999, all new investments acquired with Closed Block cash-flows shall consist only of: fixed income securities; commercial mortgages; agricultural mortgages; short-term securities; cash; (collectively, the "Fixed Income Investments"); real property; common stock; financial futures and interest rate options; interest rate and currency swaps; and such other assets as may be listed on Schedule BA of the Company's Annual Statement to the Massachusetts Division of Insurance (the "Annual Statement"). Without the prior approval of the Commissioner, no investments shall be made in securities which, at the time of investment by the Closed Block, are securities of any Person controlling, controlled by or under common control with the Company or the Holding Company within the meaning of Section 206 of Chapter 175 (as may be amended from time to time), unless such investment is made pursuant to a workout or restructuring of a preexisting investment that complied with this Section 8.2(b)(i) at the time that it was made, nor shall any investment be made directly or through a partnership in any real property principally occupied by any such Person at the time of investment by the Closed Block.

          (ii) Fixed income securities acquired with Closed Block cash-flows pursuant to Section 8.2(b), at the time of acquisition, shall consist of obligations, not in default, which are issued, assumed, guaranteed or insured by the United States of America (the "U.S.") or by any agency or instrumentality thereof, Canada, other foreign governments or other U.S. or foreign issuers.
The Company may purchase a de minimis equity position in conjunction with the purchase of fixed income securities.

          (iii) Calendar year acquisitions of Fixed Income Investments will be targeted to achieve a weighted average life of no less than five years and no more than ten years, except that, at a certain point in time, a weighted average life of less than five years may be targeted if appropriate to reflect the expected life of the remaining Closed Block liabilities.

          (iv) The weighted average quality of the portfolio of Fixed Income Investments, excluding cash and short-term investments, shall be rated at least "Baa2" by Moody's Investors Service ("Moody's") or the equivalent rating by another recognized rating service or, if unrated, of comparable quality as determined by the Company. At the time of acquisition, the fixed income securities described in clause (b)(i) shall be rated at least "Baa3" by Moody's or the equivalent rating by another recognized rating service or, if unrated, of comparable quality as determined by the Company. Notwithstanding this Section 8.2(b), the Company may invest up to 10% of the book value of the Fixed Income Investments in fixed income securities described in clause (b)(i) that are rated below "Baa3" by Moody's, or the equivalent rating by another recognized rating service or if unrated, of comparable quality as determined by the Company.

          (v) No more than 20% of the book value of the Closed Block Assets shall be invested in any standard industry classification (with such classification as determined by the U.S. Office of Management and Budget), and no more than 5% of the book value of the Closed Block Assets shall be invested in any issuer or family of issuers other than issuers whose obligations are guaranteed by the United States government.

          (vi) The percentage of the book value of the Closed Block Assets to be invested in securities issued in nations other than the U.S. or Canada shall not exceed the percentage of life insurance company general account assets that may consist of such assets under applicable state laws from time to time.

          (vii) The Closed Block cash-flows may be used to purchase asset-backed securities collateralized by automobile loans, credit card receivables, home equity loans, manufactured housing loans, and other fixed income collateral. No more than 30% of the book value of the Closed Block Assets shall be invested in asset-backed securities. Acquired asset-backed securities must be rated at least "Baa3" by Moody's or the equivalent rating by another recognized rating service or if unrated, of comparable quality as determined by the Company.

          (viii) The Closed Block cash-flows may be used to purchase publicly-traded, residential or commercial mortgaged backed securities issued by the U.S., by any agency or instrumentality thereof, or by a corporation domiciled in the U.S. No more than 25% of the book value of the Closed Block Assets shall be invested in mortgage-backed securities.

          (ix) No more than 25% of the book value of the Closed Block Assets shall be invested in holdings of commercial and agricultural mortgages.

          (x) The Company may use the Closed Block cash-flows to purchase, or otherwise acquire through workout situations, equity based investments such as real property, common stock or assets that may be listed in Schedule BA of the Annual Statement, subject to a maximum of 10% of the book value of the Closed Block Assets. Preference will be given to equities which also provide a current, relatively predictable, cash flow stream.

          (xi) Closed Block cash-flows may be invested in (a) short-term interest bearing or discounted U.S. securities or other securities rated at least "P-2" by Moody's, or the equivalent rating by another recognized rating service, (b) interest bearing accounts maintained at, or certificates of deposit issued by, FDIC insured banks with capital, surplus, and undivided profits in excess of $100 million at the time of deposit, and (c) eligible pooled short-term accounts maintained by the Company.

          (xii) Closed Block cash-flows may be used to purchase and sell financial futures contracts and options on financial futures contracts to hedge against changes in securities prices and interest rates. The Company will engage in these transactions only for hedging purposes and all such transactions will be executed on a U.S. commodity exchange.

          (xiii) Closed Block cash-flows may be used to purchase, sell or enter into transactions involving income derivative instruments not traded on a nationally recognized exchange ("OTC Derivatives"). The Company may engage in such transactions if such transactions are necessary for prudent portfolio management and not to speculate on future market events. Counterparties to such transactions shall be limited to banks and registered securities broker/dealers whose long term debt is rated not lower than "A2" by Moody's, or the equivalent rating by another recognized rating service. Counterparty credit ratings shall be monitored at least quarterly. OTC Derivative positions with counterparties who cease to meet the above criteria shall be (i) unwound if market conditions permit, (ii) transferred to another counterparty who satisfies the above criteria, or (iii) covered by collateral posted by the counterparty to secure the position of the Closed Block Assets. The potential credit exposure (as determined by the Company's proprietary model) of the outstanding OTC Derivatives with any one counterparty may not exceed 1% of the book value of the Closed Block Assets.

          (xiv) If appropriate, the Closed Block may borrow cash through the Company's financing subsidiary, John Hancock Capital Corporation, at market rates of interest consistent with the stated term of the borrowing.

          (xv) If due to changes in credit ratings, interest rates or market values, the Closed Block Assets no longer meet the requirements set forth in this Section 8.2(b), the Company shall take such action consistent with market conditions and prudent management practices as may be necessary to bring the Closed Block into compliance with this Section 8.2(b).

          (c) (i) Dividends on Closed Block Business shall be apportioned annually in accordance with applicable law, applicable standards of actuarial practice as promulgated by the Actuarial Standards Board and with the objective of minimizing tontine effects and exhausting assets allocated to the Closed Block with the final payment under the last Policy contained in the Closed Block.

          (ii) Subject to the provisions of clause (i) of this Section 8.2(c), dividends on Closed Block Business shall be apportioned, and shall be allocated among policies in the Closed Block, so as to reflect the underlying experience of the Closed Block, and the degree to which the various classes of Closed Block policies have contributed to such experience.

          (iii) The Company shall submit periodic reports of the operation of the Closed Block to the Commissioner. Such reports shall be submitted by June 1 of each of the first three years following the year in which the Effective Date occurs and by June 1 of each third year thereafter so long as the Commissioner may require. Such reports shall include the opinion of an independent actuary who would be a "qualified actuary" pursuant to Section 9B(A)(5) of Chapter 175 (as may be amended from time to time). The actuary shall opine whether the Company, in setting dividend scales for Closed Block Business, has acted in accordance with the provisions of this
Article VIII. Reports subsequent to the third such report need not include such an actuary's opinion if the Commissioner, at the request of the Company, so approves.

          (d) The Company shall provide as supplemental schedules to its Annual Statements for the years commencing in the year in which the Effective Date occurs (i) financial schedules, consisting of the information required by Annual
        -
Statement pages 2, 3, 4 and 5 and (ii) investment schedules, consisting of the
                                   --
information required by Annual Statement Schedules A, B, BA, D and E, in each case for the Closed Block. By June 1 of the year subsequent to the year being reported, the Company's independent public accountants shall furnish to the Company, and the Company shall submit to the Commissioner, an opinion on the financial statements of the Company, which opinion shall encompass the financial schedules of the Closed Block referred to in clause (i) of this Section 8.2(d).
                                                     -
Additionally, the Company shall submit to the Commissioner by June 1 of each such year a report, prepared at the Company's request by its independent public accountants, in a form acceptable to the Commissioner, of the results of certain procedures, which procedures shall have been approved by the Commissioner, to test the Company's compliance with Subsections (a), (b), (e) and (f) of this
Section 8.2, provided that, once such reports have been supplied for five
             --------
consecutive years the Company may, with the prior approval of the Commissioner, discontinue such reports. The reporting obligations provided for in this
Section 8.2(d) shall continue for so long as the Commissioner may require.

          (e) No amounts shall be withdrawn from or received by the Closed Block for any taxes, including federal, State, local or foreign taxes, resulting from the operations of the Company or any of its subsidiaries prior to the Closed Block Funding Date. Because they are noncash items, no asset valuation reserve or interest maintenance reserve or any increases or decreases therein, shall be charged or credited to the Closed Block. The Company may, however, consider potential loan defaults in apportioning dividends on Closed Block Business.

          (f) Except as provided in Section 8.2(b) and the Closed Block Memorandum, no assets shall be reallocated, transferred, borrowed or loaned between the Closed Block and any other portion of the Company's general account or any of its separate accounts or any Person (directly or indirectly) controlling, controlled by or under common control with the Company or the Holding Company within the meaning of Section 206 of Chapter 175 of the General Laws of the Commonwealth of Massachusetts (as may be amended from time to time) without the prior approval of the Commissioner.

          (g) The Company shall not cease to maintain the Closed Block except with the prior approval of the Commissioner, upon such terms and conditions as the Commissioner may approve, and, so long as there are New York-resident holders of policies within the Closed Block, the prior approval of the New York Superintendent of Insurance. In the event of such discontinuance, the Policies then constituting the Closed Block Business shall remain obligations of the Company and dividends on such Policies shall be apportioned by the Board in accordance with applicable law.

          (h) Except as provided in Section 8.2(g), none of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the Company.

          (i) The Company may amend this Section 8.2 at any time with the approval of the Commissioner.

          8.3 Guaranteed Benefits. The Company shall pay all guaranteed benefits for Closed Block Business in accordance with the terms of the Policies contained in the Closed Block. The assets allocated to the Closed Block are the Company's assets and are subject to the same liabilities (in the same priority) as all assets in the Company's general account.

          8.4 Accounting. Accounting for, and reporting of activity in, the Closed Block shall be done in accordance with statutory accounting practices.

          8.5 Policies Not Included in the Closed Block. Participating Policies not included in the Closed Block shall continue to be eligible for the payment of dividends after the Effective Date to the same extent as prior to the Effective Date.


                      ARTICLE IX:  ADDITIONAL PROVISIONS

          9.1 Continuation of Corporate Existence; Company Name. Upon the reorganization of the Company under the terms of this Plan of Reorganization and
Section 19E, (a) the Company's corporate existence as a stock life insurance
              -
company shall be a continuation of its corporate existence as a mutual life insurance company and (b) the Company's name shall be "John Hancock Life
                       -
Insurance Company" in accordance with the amended and restated charter set forth in Exhibit C.

          9.2 Restriction on Acquisition of Securities by Officers and Directors. (a) Subject to the limitations set forth in this Section 9.2, nothing in this Plan shall be deemed to prohibit the officers, directors, employees, agents and employee benefit plans of the Company or the Holding Company from purchasing for cash, at the same price as offered to the public in any public offering, Common Stock or from acquiring Common Stock as consideration pursuant to Article VII or pursuant to a transaction otherwise permitted by this Plan of Reorganization. Subject to the limitations set forth in this Section 9.2, nothing shall be deemed to prohibit the establishment of stock option, incentive, and share ownership plans customary for publicly traded companies.

          (b) Until one year after the completion of the IPO, neither the Holding Company nor the Company shall award any stock options or stock grants to any Executive Officer or Director.

          (c) Any Common Stock or securities convertible into Common Stock owned by any Executive Officer or Director or by any child or other direct descendant (or spouse of any such child or direct descendant) of an Executive Officer or Director who acquired such securities by gift from such Executive Officer or Director shall not be sold for a period of at least two years following the IPO, except in the event of death or disability of such Executive Officer, director, child, direct descendant or spouse.

          (d) Any Common Stock or securities convertible into Common Stock owned by any Officer or by any child or other direct descendant (or spouse of any such child or direct descendant) of an Officer who acquired such securities by gift from such Officer shall not be sold for a period of at least one year following the IPO, except in the event of death or disability of such Officer, child, direct descendant or spouse.

          (e) The Executive Officers and the Directors shall not purchase or enter into any contract, agreement or other arrangement to purchase any Common Stock prior to the later of (i) the twenty-first day during which such Common
                             -
Stock is publicly traded and (ii) if applicable, the last day of any Blackout
                              --
Period that is in effect on the twenty-first day of such twenty-one day period.

          (f) The Officers shall not purchase or enter into any contract, agreement or other arrangement to purchase any Common Stock prior to the later of (i) the second day during which such Common Stock is publicly traded and (ii)
    -                                                                        --
if applicable, the last day of any Blackout Period that is in effect on the second day of such two day period.

          (g) Nothing in this Section 9.2 shall prevent the Holding Company or the Company from issuing Common Stock (i) in connection with an employee stock
                                       -
ownership plan and/or other employee benefit plan established for the benefit of the employees of the Holding Company, the Company or any other subsidiary of the Holding Company and qualified under Sections 401(a) or 403(a) of the Internal Revenue Code; or (ii) to match contributions by employees to any such plan.
                  --
Further, except as provided in

Section 9.2(b), nothing in this Section 9.2 shall prevent the Holding Company from issuing Common Stock pursuant to any stock incentive plan.

          (h) All the restrictions in this Section 9.2 applicable to any Officer, Executive Officer or Director shall also apply to shares held by the spouse and dependent children of such Officer, Executive Officer or Director and to any other shares that would be considered "beneficially owned" by such Officer, Executive Officer or Director pursuant to Rule 13d-3 under the Exchange Act.

          (i) For a period of three years following the Effective Date, the Holding Company shall provide the Commissioner with copies of filings on Forms 3, 4 and 5 under the Exchange Act received by the Holding Company pursuant to Rule 16a-3(e) under the Exchange Act.

          9.3 Compensation of Officers, Directors and Employees. No director, officer, agent or employee of the Company shall receive any fee, commission or other valuable consideration whatsoever, other than their usual salary and compensation, for in any manner aiding, promoting or assisting in connection with the transactions contemplated by the Plan of Reorganization, except as provided for herein or as approved by the Commissioner.

          9.4 General Restriction on Acquisition of Securities. No Person (or Persons acting in concert) may directly or indirectly offer to acquire or acquire the beneficial ownership of 10% or more of the Common Stock or the common stock of the Company until two years after the Effective Date, except a Person that becomes such a beneficial owner as a result of the Holding Company's issuance of such Common Stock to such Person as consideration in an acquisition of another entity initiated by the Holding Company by authority of the Holding Company's Board of Directors. Further, without the prior approval of the Holding Company's Board of Directors and the Commissioner, no Person (or Persons acting in concert) may directly or indirectly offer to acquire or acquire the beneficial ownership of 10% or more of the Common Stock or the common stock of the Company during the one year period following the two year period described above, except a Person that becomes such a beneficial owner as a result of the Holding Company's issuance of such Common Stock to such Person as consideration in an acquisition of another entity initiated by the Holding Company by authority of the Holding Company's Board of Directors.

          9.5 Authority to Remedy Errors. Subject to the terms of the Plan of Reorganization and with the prior approval of the Commissioner, the Holding Company may issue additional shares of Common Stock and take any other action it deems appropriate to remedy errors or miscalculations made in connection with the Plan of Reorganization.

          9.6 Adjustment of Share Numbers. In order to effect a filing range (in the registration statement under the Securities Act of 1933, as amended, relating to the IPO) for the IPO Stock Price which the Company and the managing underwriters of the IPO deem appropriate, the Company may adjust, by vote of the Company's Board or a duly authorized committee thereof at any time before the Effective Date and with the prior approval of the Commissioner, the number of shares of Common Stock set forth in the definition of Allocable Shares. Upon such an adjustment, the following numbers of shares of Common Stock in the Plan of Reorganization shall be adjusted proportionately: (a) the number of shares
                                                      -
set forth in the definition of Allocable Shares in Article I and (b) the number
                                                                  -
of shares set forth in Section 7.1(b)(i) as the fixed component of consideration. The number of shares resulting from any such adjustment shall be rounded up to the next higher whole share; provided, that no such adjustment
                                           --------
will be made unless it would result, without any such rounding, in the number of Allocable Shares to be allocated in respect of each Eligible Policy as the fixed component of consideration pursuant to Section 7.1(b)(i) being a whole number.

          9.7 No Preemptive Rights. No policyholder of the Company or other Person shall have any preemptive right to acquire shares of Common Stock or shares of the common stock of the Company in connection with this Plan.

          9.8 Notices. If the Company complies substantially and in good faith with the requirements of Section 19E or the terms of the Plan of Reorganization with respect to the giving of any required notice to policyholders, its failure in any case to give such notice to any Person or Persons entitled thereto shall not impair the validity of the actions and proceedings taken under Section 19E or the Plan of Reorganization or entitle such Person to any injunctive or other equitable relief with respect thereto.

          9.9 Amendment or Withdrawal of Plan. At any time prior to the Effective Date, the Board may withdraw or, with the Commissioner's approval, amend, the Plan of Reorganization. Except as otherwise expressly provided herein, the Plan of Reorganization may not be amended after the Effective Date without the affirmative vote of at least three-quarters of the Directors serving on the Holding Company's Board of Directors and the approval of the Commissioner. However, nothing herein shall be construed to prevent the amendment of the certificate of incorporation or by-laws of the Holding Company or the charter or by-laws of the Company at any time in accordance with their terms and with applicable law.

          9.10 Corrections. At any time either prior to or after the Effective Date, the Company, with the prior approval of the Commissioner, may make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the Plan of Reorganization.

          9.11 Costs and Expenses. All reasonable costs, including those costs attributable to the use of the staff personnel and outside advisors and consultants of the Massachusetts Division of Insurance, related to the Plan of Reorganization (including, without limitation, costs related to any deferral of the Effective Date pursuant to Section 5.2) shall be borne by the Company or the Holding Company.

          9.12 Governing Law. The terms of the Plan of Reorganization shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Nothing contained in this Plan shall prevent the application of otherwise applicable requirements of the insurance laws, including the holding company laws, of the Commonwealth of Massachusetts or any other jurisdiction following the Effective Date.

          IN WITNESS WHEREOF, John Hancock Mutual Life Insurance Company, by authority of its Board of Directors, has caused this Plan of Reorganization to be duly executed this 31st day of August, 1999.


                                   JOHN HANCOCK MUTUAL
                                   LIFE INSURANCE COMPANY


                                   By /s/ Stephen L. Brown
                                     -----------------------------
                                      Stephen L. Brown
                                      Chairman and Chief Executive Officer

Attest:

/s/  Barry J. Rubinstein
----------------------------
Secretary